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                                                                    Exhibit 99.2



[Voxware Logo appears here]                         Bathsheba J. Malsheen, Ph.D.
                                                    President & CEO
                                                    (609) 514-4100

CONTACT:                                            Nicholas Narlis
                                                    Vice President & CFO
Jeff Hill                                           (609) 514-4100
Director of Marketing
(609) 514-4133



        VOXWARE TO ENTER THE INDUSTRIAL SPEECH RECOGNITION MARKETPLACE
         Company Agrees to Purchase Substantially All of the Assets of
                          Verbex Voice Systems, Inc.

PRINCETON, NJ, FEBRUARY 5, 1999 -- Voxware, Inc. (Nasdaq: VOXW), a premier developer of speech products and technologies, announced that it has entered into a definitive agreement to purchase for $5.2 million in cash substantially all of the assets, and to assume certain liabilities, of Verbex Voice Systems, Inc., a private company headquartered in Edison, New Jersey. Verbex is a leading provider of noise-robust speech recognition systems, that sells its products through a network of value-added resellers and systems integrators supplemented by direct sales to certain strategic accounts.

"It is not uncommon for the cost of warehousing and shipping a product to market to equal the cost of producing the product, greatly enhancing the importance of supply chain optimization, " noted Hal Brooker, Principal of Massachusetts-based Brooker and Associates and long-time warehousing industry consultant. "Innovative productivity- and accuracy-enhancing products like those built by Verbex are enabling today's companies to reduce costs, improve customer service and grow their businesses. I believe voice is the next great technology that will add to the building blocks of warehouse improvement."

Verbex' product line is spearheaded by the Mobile Voice Pack (MVP), a belt-worn, rugged, lightweight product that enables industrial workers to interact with tracking systems using voice commands. The MVP is specifically designed for industrial workers who need to input and receive information while their hands and eyes are busy, and when mobility is important. Voxware initially plans to target picking, receiving, package sorting and cycle counting/inventory applications in the warehouse and logistics market, and product inspection applications in the manufacturing marketplace.
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"The warehousing industry is expected to grow significantly over the next five years," said Rick Morgan, Editor of SCAN: The Data Capture Report, "Robust speech recognition technology such as that offered by Verbex will play a major part in many of the new order picking systems that are deployed in the warehouse environment."

In the fiscal year ended December 31, 1998, Verbex had revenues of approximately $2.6 million (unaudited), the operating loss was approximately $0.6 million (unaudited), and the net loss was approximately $1.0 million (unaudited). The transaction is subject to customary conditions. Voxware expects to complete the transaction following satisfaction of all conditions to closing.

"We believe that opportunities for productivity-enhancing products in the industrial/warehousing markets will continue to grow," said Dr. Bathsheba J. Malsheen, CEO and President of Voxware. "Our extensive evaluation of these markets resulted in three significant conclusions: that there is an existing real need for speech-based products, their deployment can result in substantial savings to customers and that the Verbex products perform remarkably well in loud, demanding industrial environments."

Verbex is headquartered in Edison, NJ with a principal development and production facility in Cambridge, MA. Voxware intends to eventually consolidate its Princeton headquarters with the Verbex offices and will maintain the Cambridge facility.

"The combination of the robust Verbex industrial speech recognition technology, and Voxware's strong financial position, international presence, and experienced management team creates a formidable force in the rapidly emerging industrial speech recognition solutions marketplace," noted Dr. William Meisel, Editor of Speech Recognition Update and a leading speech recognition industry expert. "Voxware is now clearly positioned to take advantage of the substantial, under-served opportunity for speech recognition solutions in this market segment."

Ladenburg Thalmann & Co. acted as financial advisor to Voxware in connection with this transaction.

In a separate press release issued today, Voxware also announced that it has executed a definitive agreement to sell substantially all of its speech coding assets.

ABOUT VOXWARE, INC.

Voxware (Nasdaq: VOXW) has been a leading developer of speech and audio compression technologies for consumer devices, multimedia applications, wireless communications and IP telephony. The Company has licensed its technologies to software
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developers, hardware manufacturers and service providers who are incorporating audio into their applications. Voxware was founded in 1993. Its corporate headquarters are in Princeton, New Jersey, with regional offices in Tokyo, Japan and Oxfordshire, England. Additional information about Voxware can be obtained on the Internet at http://www.voxware.com, by sending e-mail to vox@voxware.com or by calling (609) 514-4100.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Voxware's plans to differ or results to vary from those expected including the risks associated with development of new products and the uncertainty of product acceptance, the uncertainty of adoption of the Internet as a medium for voice communications, the Company's reliance on third parties to generate recurring revenues, the competitive nature of the Company's industry, rapid technological changes, the Company's need to develop new and enhanced products, government regulations and legal uncertainties, the Company's dependence on key personnel, uncertainties regarding patents and proprietary rights, and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicity release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.


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